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                                                                    EXHIBIT 10.4

                                     SECOND
                                    AMENDMENT
                                 TO THE KEYCORP
                        EXCESS CASH BALANCE PENSION PLAN

         WHEREAS, KeyCorp has established the KeyCorp Excess Cash Balance Pension Plan (the "Plan"), and

         WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation Committee to permit amendments to the Plan, and

         WHEREAS, the Compensation Committee of the Board of Directors of KeyCorp has determined it desirable to amend the Plan and has accordingly authorized the execution of this Second Amendment,

         NOW, THEREFORE, pursuant to such action of the Compensation Committee, the Plan is hereby amended as follows:

         1. Article III, Section 3.1 shall be amended to delete it in its entirety and to substitute therefore the following:

                  "3.1 ELIGIBILITY. A Participant shall be eligible for an Excess Pension Benefit hereunder if the Participant (i) terminates employment with an Employer on or after age 55 with five or more years of Credited Service, (ii) terminates his or her active employment with an Employer upon becoming Disabled after completing five or more years of Credited Service and disability benefits have ceased under the KeyCorp Long-Term Disability Plan due to the Participant's election of an Early or Normal Retirement under the Pension Plan, or (iii) dies after completing five years of Credited Service, and has a Beneficiary who is eligible for a benefit under the Pension Plan.

                  Effective January 1, 2003 a Participant shall also be eligible for an Excess Pension Benefit if the Participant becomes involuntarily terminated from his or her employment with an Employer for reasons other than the Participant's Discharge for Cause, and (i) as of the Participant's termination date the Participant has a minimum of twenty-five (25) or more years of Credited Service, and (ii) the Participant enters into a written non-solicitation and non-compete agreement under terms that are satisfactory to the Employer.

                  For purposes of this Section 3.1, hereof, the term "Discharge for Cause" shall mean a Participant's employment termination that is the result of the Participant's violation of the Employer's policies, practices or procedures, violation of city, state, or federal law, or failure to perform his or her assigned job duties in a satisfactory manner. The Employer in its sole and absolute discretion shall determine whether a Participant has been Discharged for Cause.

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                  Notwithstanding any of the forgoing provisions of this Section
                  3.1, however, a Participant's eligibility for an Excess
                  Pension Benefit shall be subject to the election requirements of Article V of the Plan."

         2. The amendment set forth in Paragraph 1 shall be effective as of January 1, 2003.

         3. Except as otherwise amended herein, the Plan shall remain in full force and effect.


         IN WITNESS WHEREOF, KeyCorp has caused this Second Amendment to the Plan to be executed by its duly authorized officer to be effective as of the first day of January, 2003.

                                    KEYCORP

                                    By: /s/ Steven N. Bulloch
                                       ------------------------------
                                    Title: Assistant Secretary
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